Exhibit 10.13

GENERAL RELEASE AND COVENANT NOT TO SUE

This General Release and Covenant Not To Sue (the “Agreement”) is entered into by Uwe Henke von Parpart (“Parpart”) and Ideanomics, Inc. (formerly known as Seven Stars Cloud Group, Inc.) (the “Company”). Parpart and the Company hereby agree that Parpart’s last day of employment with the Company was February 12, 2019 (the “Separation Date”). Parpart and the Company further hereby agree as follows:

1.	Consideration. Parpart and the Company are entering into this Agreement in order to provide Parpart severance payments and ensure that Parpart commences no legal claims or proceedings against the Company. In consideration for the parties' execution of this Agreement and promises to comply with its terms, the Company and Parpart agree as follows:

(a)	Parpart and the Company are parties to an employment offer letter dated September 24, 2018 and signed by Parpart on October 8, 2018 (the “Offer Letter”);

(b)	The Company shall pay Parpart all accrued and unpaid salary through the Separation Date which is January 1, 2019 to February 12, 2019 at Parpart’s annual salary of $150,000, in the amount of $18,750;

(c)	The Company shall pay severance payments, totaling $50,000, in two (2) installments payable as $25,000 per each payment beginning on the date one month from the effective date of this agreement and then, the second payment of $25,000 on or before April 12, 2019;

(d)	Upon the effective date of this Agreement, the Company shall pay Parpart’s attorneys, Sack & Sack, LLP, $25,000;

(e)	The Company shall reimburse Parpart for $23,983.64 in business expenses incurred in the furtherance of the business of the Company during his employment; and

(f)	Parpart agrees that aside from the consideration set forth in this Section 1, he shall not be eligible for and he shall not receive any other payments or benefits from the Company.

2.	No Consideration Absent Execution of this Agreement. Parpart understands and agrees that he is not entitled to and would not receive the consideration described in Section 1 above except for his execution of this Agreement and his fulfillment of the promises contained herein. Parpart also acknowledges and agrees that the consideration set forth in Section 1 is adequate and sufficient consideration for all of his obligations under this Agreement.

3.	General Release.

(a)       In consideration of the benefits described above in Section 1, Parpart agrees that, to the extent such release and discharge are permitted by law, he and his heirs, legal representatives and assigns hereby knowingly and voluntarily waive, release and forever discharge, and will not file or cause to be filed against the Company, or any of its current of former directors, officers, owners, employees, agents, affiliates, assigns, predecessors and successors (collectively referred to in this paragraph and Paragraphs 4(a) and 6 hereof as the “Company Releasees”) any claim, lawsuit, complaint or charge, whether known or unknown, asserted or unasserted, suspected or unsuspected, that Parpart may have as a result of any incident, act, event or omission, whether or not related to his employment or separation from employment with the Company, that has occurred at any time from the beginning of the world up to and including the date of his signing of this Agreement. Parpart agrees that among the rights he knowingly and voluntarily waives and releases, to the extent such waiver, release and discharge are permitted by law, are his right to bring any complaints or charges against the Company arising on or before the date of his signing of this Agreement, under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act (including the amendments of the Older Workers Benefit Protection Act of 1990), the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the New York State Human Rights Law, the New York City Human Rights Law, and any federal, state or local law dealing with discrimination on any basis, including but not limited to sex, age, race, national origin, sexual orientation, veteran status, marital status, religion, and physical and/or mental disability. Parpart also agrees that he is waiving and releasing all rights to bring any claims, lawsuits, complaints or charges against the Company Releasees alleging unpaid wages, unpaid commissions, unpaid bonuses, accrued vacation pay, breach of contract, breach of the implied covenant of good faith and fair dealing, wrongful termination, violation of public policy, failure to accommodate, misrepresentation, defamation, infliction of emotional distress or any other possible claim arising or related to any incident, act, event or omission that has occurred at any time on or before the date of Parpart’s signing of this Agreement. Nothing herein shall prohibit or prevent Parpart from filing any complaint, claim or charge with any federal, state or local government agency or administrative agency, provided, however, that Parpart does not seek, accept or receive any monetary damages or payments arising from or related to any such complaint, claim or charge.

(b)       In consideration of the benefits described above in Section 1, the Company agrees that, to the extent such release and discharge are permitted by law, it and any of its current of former directors, officers, owners, employees, agents, affiliates, assigns, predecessors and successors (collectively referred to in this paragraph and Paragraph 4(b) as the “Company Releasors”) hereby knowingly and voluntarily waive, release and forever discharge, and will not file or cause to be filed against Parpart, any claim, lawsuit, complaint or charge, whether known or unknown, asserted or unasserted, suspected or unsuspected, that the Company may have as a result of any incident, act, event or omission, whether or not related to Parpart’s employment or separation from employment with the Company, that has occurred at any time from the beginning of the world up to and including the date of his signing of this Agreement.

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4.	Covenant Not To Sue.

a)       Except to enforce the Agreement, Parpart hereby promises never to file or make, or permit to be filed or made on his behalf, a lawsuit, charge, complaint, or other claim asserting any claim or demand against the Company Releasees which is within the scope of the claims released in Paragraph 3 above. This Agreement may and shall be pleaded by the Company Releasees as a full and complete defense to, and may be used as a basis for the immediate dismissal of or an injunction against any action, suit or other proceeding which may be instituted, prosecuted or maintained in breach thereof. If Parpart files or makes, or permits to be filed or made on his behalf, a lawsuit, arbitration, charge, complaint, or other claim asserting any claim or demand against the Company Releasees which is within the scope of the General Release set forth above in Section 3, whether or not Parpart’s claim(s) is/are otherwise valid, in addition to any other rights and remedies that may be available, such claim shall immediately be dismissed with prejudice, the provisions of this Agreement shall remain in full force and effect, and Parpart shall be liable to the Company for all costs, expenses, and attorneys’ fees incurred in defending against such lawsuit, arbitration, charge, complaint, or other claim. While this Agreement does not prohibit the Equal Opportunity Employment Commission (“EEOC") or any other federal or state agency from investigating any complaint or instituting any action against the Company, Parpart expressly agrees that he will not seek, receive or accept any monetary damages arising from or related to any such investigation or action. In the event that Parpart believes he is compelled by lawful authority or by force of law or is requested to testify or otherwise participate in any action or proceeding against the Company, he agrees to provide the Company with notice of the matter as promptly as possible under the circumstances.

b)       Except to enforce the Agreement, the Company hereby promises never to file or make, or permit to be filed or made on his behalf, a lawsuit, charge, complaint, or other claim asserting any claim or demand against the Company Releasors which is within the scope of the claims released in Paragraph 3 above. This Agreement may and shall be pleaded by the Company Releasors as a full and complete defense to, and may be used as a basis for the immediate dismissal of or an injunction against any action, suit or other proceeding which may be instituted, prosecuted or maintained in breach thereof. If Parpart files or makes, or permits to be filed or made on his behalf, a lawsuit, arbitration, charge, complaint, or other claim asserting any claim or demand against the Company Releasors which is within the scope of the General Release set forth above in Section 3, whether or not Parpart’s claim(s) is/are otherwise valid, in addition to any other rights and remedies that may be available, such claim shall immediately be dismissed with prejudice, the provisions of this Agreement shall remain in full force and effect, and Parpart shall be liable to the Company for all costs, expenses, and attorneys’ fees incurred in defending against such lawsuit, arbitration, charge, complaint, or other claim.

5.	Review and Revocation Rights. By signing this Agreement, Parpart acknowledges and agrees that:

a)	Parpart has read and understands this Agreement.

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b)	The Company advised Parpart to consult with an attorney of his own choosing regarding the terms and meaning of this Agreement prior to executing this Agreement, and Parpart did so to the extent he deemed appropriate. Parpart acknowledges that this Agreement was negotiated on his behalf by an attorney of his choosing, Jonathan Sack.

c)	Parpart’s complete release of claims in Section 3(a) and covenant not to pursue released claims in Section 4(a) of this Agreement are knowing and voluntary and in compliance with the OWBPA.

d)	The consideration offered by the Company in exchange for Parpart’s signing this Agreement represents valuable and sufficient consideration that Parpart would not otherwise be eligible to receive. Parpart acknowledges and agrees that the complete release of claims contained in Section 3(a) and the covenant not to pursue released claims contained in Section 4(a) are essential material terms of this Agreement.

6.	No Claims Exist. Parpart confirms that he has not filed any charge, complaint, or action in any forum or form against the Company Releasees prior to or on the date on which he signs this Agreement.

7.	Non-Solicitation, Confidential Information, and Inventions. Parpart and the Company agree that the non-solicitation, confidential information, and inventions provisions set forth in the Offer Letter (sections 6, 8 & 11) shall remain in full force and effect. Parpart further agrees he shall continue to be bound by the non-solicitation, non-competition, and inventions provisions set forth in the Offer Letter.

8.	Non-Disparagement. Parpart and the Company agree that the non-disparagement provision set forth in the Offer Letter (section 9) shall remain in full force and effect. Parpart further agrees he shall continue to be bound by the non-disparagement provision set forth in the Offer Letter.

9.	Confidentiality of the Agreement. Parpart and the Company agree that the terms and conditions of this Agreement are confidential matters and that they will not disclose them to anyone except that Parpart may disclose them to his immediate family members, and Parpart and the Company may disclose them to their legal or financial advisors (who shall be bound by this confidentiality agreement and for whom he shall be responsible). If at some time in the future either party hereto believes that it is required to disclose the terms or conditions of this Agreement by force of law or otherwise, they agree to notify the other party hereto in writing at least ten (10) days in advance of any such disclosure. In the event that it is not possible or practical to provide ten (10) days' advance written notice, the producing party shall provide as much notice as is possible and practical under the circumstances.

10.	Return of Information and Materials. Parpart acknowledges that he has returned to the Company all confidential information and all manuals, notebooks, records, tapes, computers, discs, CD-ROMS or other storage mechanisms of documents or information made, used or kept by Parpart in connection with the business of the Company and all copies thereof.

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11.	No Admission of Wrongdoing. Parpart and the Company agree that this Agreement is not and shall not be considered as an admission of any wrongdoing or liability on the part of Parpart or the Company. Parpart agrees that the execution of this Agreement is good, sufficient and legal cause for the Company to reject any request or application by Parpart for any future employment.

12.	Press Release. Notwithstanding paragraph 9 hereinabove, the parties will work diligently and in good faith on a mutually-agreed press release concerning this matter that will be released as soon as possible.

13.	Amendment. Parpart and the Company agree that no changes to this Agreement will be effective unless made in writing and signed by both parties.

14.	Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to any and all matters described herein, and fully supersedes any prior agreements or understandings between the parties with respect to any such matters, except the provisions contained within the Offer Letter, as incorporated by reference herein. Parpart and the Company acknowledge that they have not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to sign this Agreement, except for those set forth in writing in this Agreement.

15.	Severability. Should any provision of this Agreement, excluding Section 3 and Section 4, be declared illegal or unenforceable by any court or arbitrator of competent jurisdiction, and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of the Agreement in full force and effect. However, if Parpart seeks and succeeds in having any portion of Section 3 or Section 4 of this Agreement ruled to be unenforceable for any reason, then the entirety of the Agreement automatically shall be deemed null and void other than sections 5, 6, 8, 9, 10, and 11, which shall remain in full force and effect.

16.	Enforcement and Remedies. This Agreement shall be governed and conformed in accordance with the laws of the State of New York without regard to its conflict of laws rules. Parpart and the Company agree that in the event of any dispute related to or arising from this Agreement, such dispute shall be submitted to binding arbitration. Any such arbitration shall be conducted in accordance with the American Arbitration Association (“AAA”) Rules for Employment Disputes then in effect, shall take place in New York, New York, and shall be conducted before a single neutral arbitrator selected by the AAA. Nothing herein shall prohibit either party from seeking injunctive or equitable relief from the state or federal courts of New York, New York in an effort to prevent an actual or threatened breach of this Agreement or in an effort to obtain specific performance of the terms and conditions of this Agreement. In any such injunction or equitable proceeding, the parties consent to be subject to the jurisdiction of the state and federal courts located in New York, New York.

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17.	Notices. All communications or notices required or permitted by this Agreement shall be made in writing or by e-mail and shall be delivered and addressed as follows:

If to the Company:

Robert C. Angelillo, Esq.

Arkin Solbakken LLP
750 Lexington Avenue, 25th Floor
New York, NY 10022
lsolbakken@arkin-law.com

If to Parpart:

Jonathan Sack, Esq.

Sack & Sack, LLP
70 East 55th Street, 10th Floor
New York, NY 10022
jsack@sackandsack.com

18.	Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

WHEREFORE, intending to be bound by the provisions of the foregoing General Release and Covenant Not To Sue, the parties hereby enter into this Agreement by signing below:

UWE HENKE VON PARPART		IDEANOMICS, INC.

[ILLEGIBLE]		/s/ Alfred P. Poor
Uwe Henke von Parpart		Name:	Alfred P. Poor
		Title	Chief Operating Officer
		Date:	2/15/19
Date:	2/15/19

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